Exhibit 10.9

NICOLET BANKSHARES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is dated as of __________ (the “Grant Date”) between Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”) and _________________ (“Grantee”). Capitalized terms used in this Agreement and not defined herein shall have the meanings given in the Nicolet Bankshares, Inc. 2011 Long-Term Incentive Plan, as amended and restated (the “Plan”).

RECITALS

WHEREAS Nicolet adopted the Plan, which is administered by the Compensation Committee (the “Committee”) of Nicolet; and

WHEREAS the Committee has designated Grantee as a Participant in the Plan and wishes to set forth in this Agreement Grantee’s right to receive restricted stock units (“RSUs”) as set forth in this Agreement and Exhibit A (the “Award”).

AGREEMENTS

Grantee and Nicolet agree as follows:

1.Grant of RSUs. Nicolet grants to Grantee up to __________ RSUs, which shall vest on the satisfaction of various performance-based metrics as stated on Exhibit A and which are subject to the terms and conditions set forth below and in the Plan. Each RSU represents the right to receive one share of Nicolet stock (“Stock”).

2.Transfer Restrictions on Award. Until the delivery of shares of Stock to Grantee with respect to RSUs that have become vested, the Stock subject to this Award may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of the Award not specifically permitted by the Plan or this Agreement shall be null and void and without effect.

3.Vesting; Settlement. The RSUs shall vest and become nonforfeitable if and to the extent that the Committee or the President/CEO (as applicable) determines, in its or his sole discretion, that the performance-based metrics set forth on Exhibit A have been met. In the event of Grantee’s termination of employment prior to vesting:

3.1If Grantee has executed an Employment Agreement with Nicolet or its affiliate (the “Employment Agreement”) that defines either Grantee’s termination or “Separation from Service” either “Without Cause” or for “Good Reason” and further defines a “Change in Control,” then termination by Nicolet Without Cause or by Grantee for Good Reason, including where such separation is due to Grantee’s death or disability if so provided in the Employment Agreement, the RSUs shall immediately vest based on (a) if such separation occurs within twelve (12) months following a Change of Control, deemed achievement of all performance based metrics at target levels, or (b) for all other such separations, deemed achievement of all performance based metrics at the greater of (i) target levels, or (ii) the levels achieved as of the date of such separation, as determined by the Committee in its sole and good faith discretion.

3.2If Grantee has not executed an Employment Agreement with Nicolet or its affiliates, the RSUs shall vest only if Grantee remains in the continuous service of Nicolet or its affiliate (the “Continuous Service Condition”) through the applicable vesting date and achieves the performance based metrics set forth on Exhibit A. Notwithstanding the Vesting Schedule on Exhibit A, the Continuous Service Condition (but not the performance based metrics) will be deemed satisfied as to all of the RSUs if Grantee provides continuous services to Nicolet or its affiliate following the Grant Date through the date of any of the earlier events listed below:

i.in the event of a termination of employment due to either death or a Disability (as defined in Section 16 below); or

ii.the effective date of a Change in Control (as defined in Section 16 below).

There shall be no proration for partial years of service. Any portion of the RSUs which have not become vested before or at the time of Grantee’s separation shall be forfeited.

3.3The valuation of stock on each vesting date is the closing price on the date of vesting. If the exchange is closed (e.g., weekend or holiday) on the date of vesting, the value of the stock granted or vested, as applicable, will be the closing price on the next business day after the grant or vesting date.

3.4A determination as to whether and at what level(s) the performance-based metrics have been met shall be made by the Committee as soon as practicable following, as applicable, the close of the Performance Period or Grantee’s termination or Separation from Service, which determination shall be final and binding on all parties. Nicolet shall issue to Grantee the applicable number of shares of Stock owed pursuant to this Section with respect to vested RSUs within 60 days following the date of such determination by the Committee; provided, however, that in no event shall the determination by the Committee be made after the end of the calendar year following the calendar year in which the applicable Performance Period ends or Grantee’s termination or Separation from Service occurs.

4.Notice of Termination/Garden Leave.

4.1Unless otherwise provided in a written employment agreement between Grantee and Nicolet, Grantee’s employment may be terminated by either Nicolet or Grantee at any time with or without cause, for any reason or no reason, only if the party electing to terminate the employment relationship gives the other party at least 60 days advance written notice of such termination (the “Notice Period”). At Nicolet’s sole discretion, Grantee shall remain employed by Nicolet, shall continue to receive payment of Grantee’s wages, and shall continue to owe a duty of loyalty to Nicolet during the Notice Period. During the Notice Period, Grantee agrees not to (a) become employed by, or provide any services for the benefit of, any person or entity other than Nicolet, (b) advise those Nicolet customers with whom Grantee has or had Material Contact (as defined in Section 16 below) that Grantee’s employment at Nicolet will terminate or that Grantee intends to provide services on behalf of another person or entity after the end of the Notice Period, or (c) take any other action that is in violation of this Section. Grantee acknowledges that the sole consideration to Nicolet in exchange for the paid Notice Period is to provide Nicolet with sufficient opportunity to prepare for the transfer of Grantee’s relationship with certain customers to alternative employees of Nicolet without interference by Grantee, and Grantee agrees not to take any action during the paid Notice Period that would interfere with that purpose.

4.2Nicolet reserves the right to place Grantee on garden leave at the commencement of, or at any time during, the Notice Period. During such period of garden leave, Grantee shall remain employed by Nicolet and shall continue to owe a duty of loyalty to Nicolet. During garden leave, Nicolet reserves the right, in its sole discretion: (a) to remove Grantee from Grantee’s active duties and responsibilities, in whole or in part; (b) to exclude Grantee from Nicolet’s workplace, (c) to limit or prohibit Grantee’s contact and communications with Nicolet’s staff and its customers; and (d) to limit or cease Grantee’s access to Nicolet’s computer systems, email, and other documents and information.

4.3During any period of garden leave, Nicolet will continue to pay Grantee’s regular salary and benefits, less applicable withholdings. If Grantee participates in any benefit plan in which rights vest on Grantee’s termination of employment, to the extent allowed by the applicable plan, the end of the garden leave period shall be deemed the date of Grantee’s termination date.

5.Forfeiture of Unvested Award. Except as otherwise expressly provided in this Agreement, any unvested Award held by Grantee shall be automatically forfeited by Grantee as of the date of Employee’s termination or Separation from Service and all unvested shares of Stock shall be reacquired by Nicolet at no cost to Nicolet, automatically and immediately. Neither Grantee nor any of Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Award that are so forfeited.

6.Tax Withholding.

6.1At the time an Award vests, in whole or in part, and at any time thereafter as requested by Nicolet, Grantee agrees to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, to the extent permitted by Nicolet), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of Nicolet or an affiliate, if any, which arise in connection with the vesting and/or settlement of the Award.

6.2In the event that Grantee fails to make the adequate provisions contemplated by Section 6.1 above, then, subject to compliance with any applicable legal conditions or restrictions, Nicolet shall have the option in its sole discretion (but not the obligation) to withhold from fully vested Stock otherwise issuable to Grantee upon the settlement of the Award a number of whole shares of Stock having a Fair Market Value, determined by Nicolet as of the date of vesting or settlement (as applicable), not in excess of the amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes).

6.3Nicolet assumes no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any Award. Neither Nicolet nor any affiliate makes any representation or undertaking regarding the tax treatment in connection with the grant, vesting or settlement of the Award. Grantee acknowledges that Nicolet may be required to withhold federal, state and/or local taxes in connection with the grant, vesting, and/or settlement of the Award.

7.Code Section 409A. It is Nicolet’s intent that payments under this Agreement shall be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that this

Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement or Grantee’s Employment Agreement (if one exists), to the extent that any payment or benefit under this Agreement is determined by Nicolet to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Grantee by reason of termination of Grantee’s employment, then (a) such payment or benefit shall be made or provided to Grantee only upon a Separation from Service (within the meaning of Section 409A and as determined by Nicolet) and (b) if Grantee is a “specified employee” (within the meaning of Section 409A and as determined by Nicolet), such payment or benefit (including the delivery of Stock) shall not be made or provided before the date that is six months and one day after the date of Grantee’s Separation from Service (or earlier death). Grantee hereby agrees that Nicolet does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes Grantee’s tax liabilities. Grantee will not make any claim against Nicolet, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the Award or Grantee’s other compensation.

8.Restrictive Covenants.

8.1If Grantee has executed an Employment Agreement with Nicolet or its affiliates, Grantee agrees to comply with and be subject to all non-competition and non-solicitation (of customers and employees) obligations and Confidential Information protections set forth in Grantee’s Employment Agreement, which provisions are incorporated herein by reference.

8.2 If Grantee has not executed an Employment Agreement with Nicolet or its affiliates, Grantee agrees to the restrictive covenants below. By accepting the Award, and regardless of whether the Award is subsequently forfeited, cancelled, or settled, Grantee acknowledges and agrees that the restrictive covenants set forth herein are reasonable and necessary to protect the legitimate interests of Nicolet due to Grantee’s position with Nicolet and the degree of Grantee’s access to confidential information, and that Nicolet would suffer irreparable harm in the event the restrictive covenants are violated by Grantee.

i.Grantee acknowledges that Nicolet maintains and strives to protect at great means and expense “Confidential Information” including, without limitation, strategic plans, financial data, customer and vendor lists, customer data, methods, processes, strategies, policies, technology, personnel data and other confidential and proprietary information, that may or may not rise to the status of a Trade Secret, but that is generally unknown to Nicolet’s competitors and provides Nicolet with a competitive benefit. Accordingly, Grantee agrees that during Grantee’s employment with Nicolet and until the earlier of (i) such time as the Confidential Information enters the public domain through lawful means, (ii) such time as the Confidential Information no longer provides a competitive benefit to Nicolet, or (iii) twelve (12) months following the termination of Grantee’s employment, for any reason, Grantee will not in any capacity, use, duplicate, reproduce, distribute, disclose or otherwise disseminate any Confidential Information which Grantee acquired while employed with Nicolet. To the extent Confidential Information qualifies as a Trade Secret, Grantee shall comply with the restrictions set forth in subsection (ii) below.

ii.Grantee acknowledges that certain confidential and proprietary information of Nicolet qualifies as a trade secret under applicable law (a “Trade Secret”). Accordingly, Grantee agrees that during Grantee’s employment with Nicolet and for so long as such information remains a Trade Secret, Grantee shall not directly or indirectly use, duplicate, reproduce, distribute, disclose, or otherwise disseminate any Trade Secret of Nicolet. Pursuant to the Defend Trade Secrets Act of 2016 and

18 U.S.C. §1833, Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Grantee files a lawsuit for retaliation by Nicolet for reporting a suspected violation of law, Grantee may disclose Nicolet’s Trade Secrets to Grantee’s attorney and use the Trade Secret information in the court proceeding, if Grantee files any document containing the Trade Secret under seal and do and does not disclose the Trade Secret, except pursuant to court order.

iii.Grantee agrees that during Grantee’s employment with Nicolet and for a period of twelve (12) months following the termination of Grantee’s employment, for any reason, Grantee will not (except on behalf of or with the prior written consent of Nicolet), on Grantee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of Nicolet’s customers with whom Grantee has or had Material Contact, for purposes of providing products or services that are competitive with Nicolet in the business of commercial and consumer banking and the provision of wealth management products and services. “Material Contact” as that term is used in this subsection (iii) shall mean the contact between Grantee and each customer of Nicolet: (i) with whom or which Grantee dealt on behalf of Nicolet in a business capacity or about whom or which Grantee directly obtained Confidential Information in the ordinary course of business as a result of such Grantee’s association with Nicolet; and (ii) who or which received products or services from Nicolet within two (2) years prior to the termination of Grantee’s employment with Nicolet.

iv.Grantee agrees that during Grantee’s employment with Nicolet and for a period of twelve (12) months following the termination of Grantee’s employment, for any reason, Grantee will not (except on behalf of or with the prior written consent of Nicolet), on Grantee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of Nicolet with whom Grantee has or had Material Contact to another person or entity providing products or services that are competitive with Nicolet in the business of commercial and consumer banking and the provision of wealth management products and services. “Material Contact” as that term is used in this subsection (iv) shall mean the contact between Grantee and each employee over which Grantee has direct supervisory authority or significant influence and with whom Grantee has directly obtained Confidential Information regarding, without limitation, that employee’s performance and/or compensation giving rise to a competitive advantage by virtue of Grantee’s position with Nicolet within two (2) years prior to the termination of Grantee’s employment with Nicolet.

v.Grantee agrees that the consideration contained in this Section is of the essence; that each of the covenants is reasonable and necessary to protect the business, interests and properties of Nicolet, and that irreparable loss and damage will be suffered by Nicolet should Grantee breach any of the covenants. Notwithstanding any other provision of this Agreement, if Grantee breaches any covenant in this Section, any unvested award shall be immediately forfeited to Nicolet without consideration. Further, Grantee agrees and consents that, in addition to all the remedies provided by law or in equity, Nicolet shall be entitled to a temporary restraining order and temporary and permanent injunctions without the need for the posting of any bond to prevent a breach or contemplated breach of any of the covenants. Nicolet and Grantee agree that all remedies available to Nicolet or Grantee, as applicable, shall be cumulative.

8.3Grantee further agrees to comply with all of Nicolet’s policies and procedures, as well as all applicable laws, for the protection of Confidential Information.

9.Restrictions Imposed by Law. Notwithstanding any other provision of this Agreement, Nicolet will not be obligated to deliver any shares of Stock with respect to any Award if counsel to Nicolet determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between Nicolet and any national securities exchange upon which the Stock is listed.

10.No Shareholder Status; No Dividends. Grantee shall have no rights as a shareholder with respect to any RSUs granted pursuant to this Agreement or shares of Stock that may become issuable upon vesting of RSUs until such shares have been duly issued and delivered to Grantee. No adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the shares prior to such issuance. Grantee shall have no Dividend Equivalent rights hereunder with respect to RSUs.

11.Modification, Amendment, and Cancellation. The Committee or Board of Directors of Nicolet shall have the right unilaterally to modify, amend or cancel this Award and this Agreement in accordance with the terms of the Plan. This Award shall be subject to adjustment for changes in Nicolet’s capitalization as provided in the Plan.

12.Provisions Consistent with Plan. This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, and the Plan is incorporated herein by reference. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

13.Clawback. The shares subject to this Agreement are subject to Nicolet’s Incentive Compensation Policy. Grantee agrees to promptly comply with any Company demand for recovery or recoupment.

14.Employment Rights. Nothing in this Agreement will confer upon Grantee any right to continued employment with Nicolet or its affiliates or affect the right of Nicolet to terminate the employment of Grantee at any time for any reason.

15.Governing Law. This Agreement and the Award issued hereunder shall be construed, administered, and enforced according to the laws of the State of Wisconsin, without giving effect to principals of conflicts of laws, and applicable provisions of federal law.

16.Special Definitions.

16.1“Change in Control.” For purposes of this Award, the term “Change in Control” means any one of the following events that occurs after the Grant Date:

a.the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market of the stock of Nicolet prior to such acquisition), of stock of Nicolet that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Nicolet;

b.within any twelve-month period (beginning on or after the Grant Date) the date a majority of members of Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

c.within any twelve-month period (beginning on or after the Grant Date) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of Nicolet possessing thirty percent (30%) or more of the total voting power of the stock of Nicolet;

d.within any twelve-month period (beginning on or after the Grant Date) the acquisition by any one person, or more than one person acting as a group, of the assets of Nicolet and its affiliates, that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of Nicolet and its affiliates, immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change in Control under this subsection (d):

i.an entity that is controlled by the shareholders of Nicolet or an affiliate, as applicable, immediately after the transfer;

ii.a shareholder (determined immediately before the asset transfer) of Nicolet or an affiliate, as applicable, in exchange for or with respect to its stock;

iii.an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Nicolet or an affiliate, as applicable;

iv.a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Nicolet or an affiliate, as applicable; or

v.an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above subsection (d)(iv).

For purposes of this Section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with Nicolet or an affiliate, as applicable. Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Award by reason of any actions or events in which Employee participates in a capacity other than in Employee’s capacity as an employee or director of Nicolet or an affiliate or as a shareholder of Nicolet.

16.2 “Confidential Information” means data and information relating to the business of Bank or Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive’s relationship to Bank or Company and which has value to Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Bank or Company (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

16.3“Disability” shall mean the inability of Executive to perform each of Executive’s material duties under this Agreement for the duration of the short-term disability period under Bank’s policy then in effect (or, if no such policy is in effect, a period of one-hundred eighty (180) consecutive days) as certified by a physician chosen by Bank and reasonably acceptable to Executive.

16.4“Trade Secrets” means Bank or Company information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

NICOLET BANKSHARES, INC.

By: /s/ Michael E. Daniels
Michael E. Daniels, President & CEO

GRANTEE

__________________________________
Signature
Date: ________________

EXHIBIT A
RSU VESTING AND PERFORMANCE BASED METRICS

Vesting Schedule:

1.One-third (33.3%) of the RSUs granted pursuant to this Agreement will vest upon the successful close of the MidWestOne Bank merger.

2.One-third (33.3%) of the RSUs granted pursuant to this Agreement will vest upon Nicolet achieving the ROAA-based target measured as of December 31, 2028 as established by the Compensation Committee; and

3.One-third (33.3%) of the RSUs granted pursuant to this Agreement will vest upon Nicolet achieving cumulative EPS-based target measured as of December 31, 2028 as established by the Compensation Committee.

Return on Average Assets (ROAA) Target:

Target
Peer Bank Average ROAA Percentile	At least 75th percentile

Cumulative Earnings Per Share (EPS) Target:

Target
Cumulative Three-Year EPS	At least $40

If the number of shares of Nicolet’s outstanding Stock changes during the Performance Period as a result of a Stock dividend or split, the cumulative EPS targets will be adjusted to the same extent and in the same fashion as GAAP requires EPS measures to be adjusted.

Definitions: For the purposes of this Award:

“Cumulative Three-Year EPS” means the cumulative total of Nicolet’s EPS for each of the years in the Performance Period.

“Earnings Per Share” or “EPS” means the diluted earnings per share of Nicolet as determined for financial reporting purposes consistent with ASC 260, excluding any acquisition costs and restructuring adjustments based on EPS as a result of a business combination that occurs during the Performance Period in accordance with ASC 805.

“Peer Bank” means the group of exchange-traded depository institutions and their holding companies headquartered in the United States with greater than $1 billion in assets.

“Peer Bank Average ROAA Percentile” means the percentile ranking of Nicolet’s ROAA for the years in the Performance Period compared to the simple average ROAAs of the Peer Banks for the years in the Performance Period, as measured and published by S&P Global Market Intelligence or its successor. If there is a change or extraordinary event that materially affects a Peer Bank during the Performance Period (e.g., a sale, liquidation, or acquisition), the Committee shall make such equitable adjustments to the Peer Bank group and Peer Bank Average ROAA Percentile as it determines, in its sole and good faith discretion, is necessary or advisable to carry out the original intent of the performance criteria.

“Performance Period” means the period commencing January 1, 2026 and ending December 31, 2028.

“ROAA” or “Return on Assets” means Nicolet’s (or Peer Bank’s) net income (in the case of Nicolet, determined in a manner consistent with the definition of EPS above) divided by average assets for a year, with average assets determined based on assets as of the same reporting periods for Nicolet as is used in determining average assets in S&P Global Market Intelligence’s rankings each year.